Exhibit 99.1

                X-Rite Reports Second Quarter Results;
Completes Amazys Tender Offer and Provides Outlook and Guidance for 2006 & 2007

    GRANDVILLE, Mich.--(BUSINESS WIRE)--Aug. 1, 2006--X-Rite,
Incorporated (NASDAQ:XRIT) today announced its financial results for the second quarter ended July 1, 2006.

    Second Quarter Highlights:

    -- Second quarter net sales of $32.0 million, compared to $33.0 million in the second quarter of 2005

    -- Cost control measures reduced comparable operating costs by $0.7 million in second quarter

    -- Successful launch of three new products expected to ship in the second half of 2006, including the Vericolor Spectro, PlateScope and Matchstik 1.1

    -- Company completes in-depth integration plan and day one planning for Amazys acquisition

    -- Company completes tender offer for acquisition of Amazys on July 5, 2006

    The Company reported second quarter 2006 net sales of $32.0 million, a 3.0 percent decrease versus the second quarter of last year. The impact of foreign currency translation on sales was minimal in the second quarter. Gross margins were 60.9 percent compared to
65.3 percent in the year ago quarter. Operating income was $0.6 million versus $4.1 million in the second quarter of 2005. Operating income, as a percentage of sales was 1.9% and 12.5% for the second quarters of 2006 and 2005, respectively.
    For the first half of 2006 the Company reported net sales of $62.0 million, a 2.3 percent increase versus the first half of last year. The impact of foreign currency translation on sales was unfavorable in the first half of 2006 and decreased sales by approximately 1 percent. Gross margins were 62.8 percent compared to 64.4 percent in the year ago first half. Operating income was $0.8 million versus $4.4 million in the first half of 2005. Operating income, as a percentage of sales was 1.2% and 7.2% for the first halves of 2006 and 2005, respectively.
    Total operating expenses increased by $1.5 million over the second quarter of 2005, including one-time expenses of $0.6 million related to integration planning for the Amazys acquisition and $0.4 million related to the adoption of FAS 123R. This compares to a one-time gain of $1.2 million in 2005 related to the sale of insurance policies. Excluding these items, operating expenses would have declined by $0.7 million.
    "In the second quarter, our team did a great job managing the internal and external challenges as the Amazys close approached," stated Michael C. Ferrara, Chief Executive Officer of X-Rite. "Our goal was to lay the foundation for a successful integration by completing a detailed plan, while staying the course with our current business. Despite the significant business change on the horizon for our Company, revenues were impacted minimally as sales grew 2.3 percent in the first half of 2006. Further, we successfully focused on controlling our operating costs, while continuing to invest in new product development."
    The Company reported net income in the second quarter of 2006 of $1.6 million, or 7 cents per diluted share, versus $2.9 million, or 14 cents per diluted share in the second quarter of 2005. For the first half of 2006 net income was $1.9 million, or 9 cents per diluted share, versus $2.6 million or 12 cents per diluted share for the first half of 2005. Net income in 2006 was impacted by a pre-tax gain of $2.2 million on currency hedging contracts related to the cash portion of the Amazys acquisition.
    "During the second quarter, gross margins decreased as a result of inventory write downs for excess and obsolete inventory primarily related to new European regulatory standards and elimination of older products, changes in our product mix and lower absorption of overhead due to volume decreases," stated Mary E. Chowning, Chief Financial Officer. "This temporary decline in gross margins significantly impacted our profitability. Approximately 3 percentage points, or $1.0 million, of the decline are attributed to one-time events."

    Amazys Transaction

    X-Rite launched the formal tender offer for all Amazys shares on March 24, 2006. The consideration offered for each Amazys share in the tender offer was cash of 77 CHF plus 2.11 shares of X-Rite common stock. On July 5, 2006, the Company completed the tender offer for 3,422,492 shares of Amazys, or 99.7 percent of the outstanding shares, at a total value of approximately $280 million.

    Outlook

    The Company expects revenue growth to be flat for the remainder of 2006. Preliminary estimates for full year 2007 revenue growth is in the 4 percent to 6 percent range.
    "In addition to the ongoing support of our existing business, we are very excited about our new products for the second half of 2006. PlateScope, Vericolor Spectro and Matchstik 1.1 are building strong backlogs and have been well received in the marketplace," said Ferrara. "At the same time, the first stages of our integration plan for Amazys have also been launched. We are pleased with the successful close, and look forward to the opportunity to enhance our business and build shareholder value as we begin to leverage the complementary strengths of these entities."
    The Company expects to achieve the following portion of the cost synergies related to the Amazys acquisition over the next twelve months:

   Manufacturing              10-15% of $9 million total synergies
   Selling & Marketing        45-55% of $5.5 million total synergies
   Engineering                30-40% of $5.0 million total synergies
   General & Administration   40-50% of $5.5 million total synergies

    "As part of the Amazys integration, we have the opportunity to recognize significant annual cost synergies totaling $25 million by the end of there of the third year following the close," stated Chowning. "Our synergies from operating expense costs are expected to be $16 million annually with $9 million of additional reductions related to manufacturing."

    Conference Call

    The Company will conduct a live audio webcast discussing its second quarter 2006 results on Tuesday, August 1, 2006 at 11:00 a.m. ET. The call will be co-hosted by Michael C. Ferrara, the Company's Chief Executive Officer and Mary E. Chowning, its Chief Financial Officer. To access this webcast, as well as all future webcasts, use the X-Rite corporate website at www.x-rite.com. Select the Investor Relations page and click on the conference call link for the webcast. In addition, an archived version of the webcast conference call will be available on X-Rite's website shortly after the live broadcast.

    About X-Rite

    X-Rite, the leading provider of color measurement solutions, is comprised of hardware, software and services for the verification and communication of color data. The Company serves a broad range of industries, including graphic arts, digital imaging, industrial and retail color matching, and medical. X-Rite is global, with 20 offices throughout Europe, Asia, and the Americas, serving customers in over 100 countries.

    Forward-Looking Statements and Disclaimer

    This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements, due to a variety of factors, some of which may be beyond the control of the Company. Factors that could cause such differences include the Company's ability to sustain increased sales, improve operations and realize cost savings, competitive and general economic conditions, ability to access into new markets, acceptance of the Company's products and other risks described in the Company's filings with the U.S. Securities & Exchange Commission ("SEC"). The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or for any other reason.


                  Consolidated Financial Highlights
                (Unaudited - in thousands except EPS)

                        Q2        Q1        Q4        Q3        Q2
                       2006      2006      2005      2005      2005
                     --------- --------- --------- --------- ---------
Net Sales             $31,972   $30,020   $41,927   $28,432   $32,955
Gross Profit           19,471    19,438    28,748    18,204    21,513

Gross Profit Percent     60.9%     64.8%     68.6%     64.0%     65.3%

Selling and Marketing   9,183     8,926    10,181     8,940     9,033
R&D and Engineering     4,361     4,900     4,112     4,237     4,092
General and
 Administrative         4,744     4,899     4,174     3,987     5,410
Integration Planning
 Costs                    579       553         -         -         -
Founders' Insurance         -         -         -         -    (1,154)

Operating Income          604       160    10,281     1,040     4,132

Other Income (Expense)     66       223      (403)       54        91
Gain on Derivative
 Instrument             2,175         -         -         -         -
Write-Down of Other
 Investments                -         -         -         -       (17)
Pre-tax Income (Loss)   2,845       383     9,878     1,094     4,206

Net Income             $1,620      $236    $7,481      $922    $2,944

Earnings Per Share
   Basic                $0.08     $0.01     $0.35     $0.04     $0.14
   Diluted              $0.07     $0.01     $0.35     $0.04     $0.14

Average Shares
 Outstanding
   Basic               21,343    21,241    21,218    21,186    21,160
   Diluted             21,642    21,504    21,390    21,430    21,373

Cash and Investments  $20,341   $16,930   $21,359   $21,095   $16,950
Accounts Receivable    25,040    29,164    33,536    23,139    25,789
Inventory              20,101    19,760    17,631    16,849    14,539
Other Current Assets    6,633     5,122     4,107     3,628     7,930
Noncurrent Assets      91,740    85,726    71,002    69,419    69,166
                     --------- --------- --------- --------- ---------
   Total Assets       163,855   156,702   147,635   134,130   134,374

Current Liabilities    33,374    28,343    19,640    13,580    14,662
Noncurrent
 Liabilities              332       413       413       413       413
                     --------- --------- --------- --------- ---------
   Total Liabilities   33,706    28,756    20,053    13,993    15,075

   Shareholders'
    Equity           $130,149  $127,946  $127,582  $120,137  $119,299

Capital Expenditures   $3,394   $14,613    $1,541      $482    $1,194
Depreciation and
 Amortization          $1,862    $1,791    $1,558    $1,586    $1,596

International Sales      53.3%     48.8%     42.0%     50.4%     49.5%


             Consolidated Financial Highlights, continued
                (Unaudited - in thousands except EPS)

                                     Quarter Ended   Six Months Ended
                                   ----------------- -----------------
                                   July 1,  July 2,  July 1,  July 2,
                                     2006     2005     2006     2005
                                   -------- -------- -------- --------
Net Sales                          $31,972  $32,955  $61,992  $60,580
Gross Profit                        19,471   21,513   38,909   39,037

Gross Profit Percent                  60.9%    65.3%    62.8%    64.4%

Selling and Marketing                9,183    9,033   18,109   17,525
R&D and Engineering                  4,361    4,092    9,261    7,967
General and Administrative           4,744    5,410    9,643   10,317
Integration Planning Costs             579        -    1,132        -
Founders' Insurance                      -   (1,154)       -   (1,154)

Operating Income                       604    4,132      764    4,382

Other Income (Expense)                  66       91      289       13
Gain on Derivative Instrument        2,175        -    2,175        -
Write-Down of Other Investments          -      (17)       -     (332)

Pre-Tax Income                       2,845    4,206    3,228    4,063

Net Income                          $1,620   $2,944   $1,856   $2,649

Earnings Per Share
     Basic                           $0.08    $0.14    $0.09    $0.13
     Diluted                         $0.07    $0.14    $0.09    $0.12

Average Shares Outstanding
     Basic                          21,343   21,160   21,251   21,098
     Diluted                        21,642   21,373   21,532   21,369

    CONTACT: X-Rite, Incorporated
             Mary E. Chowning, 616-257-2777
             mchowning@xrite.com